EXHIBIT 3.1

                                STATE OF DELAWARE
                            CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION


     KLEER-VU INDUSTRIES, INC. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES  HEREBY  CERTIFY:

FIRST: That at a meeting of the Board of Directors of KLEER-VU INDUSTRIES, INC. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "1 and 4" so that, as amended, said Article shall be and read as follows:

     SEE  ATTACHMENT  "A."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said KLEER-VU INDUSTRIES, INC. has caused this certificate to be signed by PATRICK LANNEN, an Authorized Officer, this 11th day of October, 2002.


                              By:     /s/ Patrick Lannen
                                     ----------------------------------------
                                               Authorized Officer
                              Name:  Patrick Lannen
                              Title: President and Chief Executive Officer


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                                 ATTACHMENT "A":


ARTICLE 1:

The name of the corporation is CALYPSO WIRELESS, INC.

ARTICLE 4:

The aggregate number of shares, which the corporation shall have authority to issue, is Two Hundred Million (200,000,000) shares of Common Stock at the par value of $.001 each. The shares shall be designated as Common Stock and shall have identical rights and privileges in every respect.


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                                             FILED  09:00  AM  92/71/1990
                                             902705063  -  2005276

                           CERTIFICATE OF AMENDMENT OF
                              RESTATED CERTIFICATE
                               OF INCORPORATION OF
                            KLEER-VU INDUSTRIES, INC.


     The name of the corporation is KLEER-VU INDUSTRIES, INC. The original Certificate of Incorporation was filed on March 22, 1983.

     1. The following amendment to the Certificate of Incorporation was adopted by the shareholders of the corporation on the 25th day of July, 1990:

     "Delete Article Fourth in its entirety and substitute in its place and stead the following:

          'FOURTH: The aggregate number of shares which the corporation is authorized to issue is Two million (2,000,000). The shares of Common Stock shall be identical in all respects and shall have one vote per share on all matters on which stockholders are entitled to vote.'"

     2.     The  par  value  of each common share is $.10 and shall remain $.10.

     3. The number of shares of Delaware Common Stock of the corporation outstanding and entitled to vote at the time of the adoption of such Amendment was 8,128,436.

     4. The number of shares voting for the Amendment to Article Fourth was 4,986,091. The number of shares voting against such Amendment was 171,219 and the number of shares abstaining was 34,774.

     5. In order to effectuate the change in the capital of the corporation, the Directors and shareholders of Kleer-Vu Industries, Inc. adopted the following resolutions:

     WHEREAS, it appears advisable for Kleer-Vu Industries, Inc. to (1) amend the Corporation's Certificate of Incorporation to decrease the number of authorized shares of Common Stock; (2) effect a reverse stock split of the Corporation's presently issued shares of Common Stock; and (3) provide for the payment of cash in lieu of fractional shares otherwise issuable in connection therewith;

          "BE IT RESOLVED, that the total of the authorized capital stock of Kleer-Vu Industries, Inc. be reduced from Twenty million (20,000,000) shares, so that the total of the authorized capital stock of the corporation shall hereafter be Two Million (2,000,000) shares.

          RESOLVED, that the Certificate of Incorporation of Kleer-Vu Industries, Inc. are hereby amended to reflect such reduction of capital in the following respect:


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          Delete  Article Fourth in its entirety and substitute in its place the following:

          'FOURTH: That the amount of the total of the authorized capital stock of the corporation is Two million (2,000,000) shares. The shares of Common Stock shall be identical in all respects and shall have one vote per share on all matters on which stockholders are entitled to vote.'"

          "RESOLVED, that upon the filing in the office of the Secretary of State of Delaware of the Amendment to the Certificate of Incorporation whereby paragraph FOURTH is amended, each ten (10) previously issued and outstanding shares of Common Stock of the corporation shall thereby be exchanged for one (1) new share of Common Stock."

          "RESOLVED, that no fractional shares shall be issued and that in lieu thereof, the Corporation shall determine the fair value of the fractional shares for the purchase of purchasing such fractional shares by averaging the high and low prices of the Corporation's Common Stock on the date of the filing of the Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware.

          "BE IT FURTHER RESOLVED, that the officers and Directors of Kleer-Vu Industries, Inc. are authorized and directed to execute and deliver any instruments and perform any other acts necessary to effect the Amendment to the Corporation's Certificate of Incorporation authorized hereby."

     Dated this 25th day of July, 1990.

                                  KLEER-VU INDUSTRIES, INC.


                                  By:  /s/ Daniel Dror
                                     ------------------------------------
                                  Daniel Dror, Chairman of the Board
                                  and Chief Executive Officer


                                  By:  /s/ Harold A. Horowitz
                                     ------------------------------------
                                  Harold A. Horowitz, Secretary


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                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                            KLEER-VU INDUSTRIES, INC.

     1.     The  name  of  the  corporation  is  KLEER-VU  INDUSTRIES,  INC.

     2. This Restated Certificate of Incorporation was duly adopted by the corporation's Board of Directors in accordance with Section 245 of the Delaware Corporation Law. This Certificate only restates and integrates and does not further amend the provisions of the Corporation's Certificate of Incorporation as heretofore amended. There is no discrepancy between the provisions of the original Certificate of Incorporation and any amendments thereto and the provisions of this Restated Certificate of Incorporation.

     3. The address of its registered office in the State of Delaware is No. 100 West Tenth Street, in the City of Wilmington, County of New Castle. The name of the registered agent at such address is The Corporation Trust Company.

     4.     The  purpose or purposes for which the corporation is organized are:

     (a) To design, manufacture, buy, sell, import, export, at wholesale and retail, process and generally deal in all forms of plastic, synthetic and other products and articles and products of every type and description made in whole or in part of plastic or synthetic materials, and to engage in activities attendant thereto.

     (b) To engage in any other lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     5. The aggregate number of shares which the corporation is authorized to issue is 21,000,000. Of said shares, 1,000,000 shares are Preferred Stock of the par value of $10.00 per share and 20,000,000 shares are Common stock of the par value of ten cents ($.10) per share.

     The designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the aforesaid classes of stock of the corporation are as follows:

     The shares of Preferred stock shall be issuable in one or more series, and the Board is expressly authorized to fix, from time to time before issuance, the number of shares included in any or all series of the Preferred stock, and any or all of the designations, relative rights, benefits and limitations of any or all of such series, which number of shares, designations, relative rights, benefits and limitations may


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vary,  between  series,  including  but  not  limited  to variations as to rate, accumulation or non-accumulation of dividends, conversion privileges (if any), sinking or purchase fund (if any), redemption price or prices, voting rights, amounts payable on liquidation, and the provisions with respect to the foregoing; provided, however, that the shares of all series of the Preferred stock having voting power shall not have more than one vote, each, and that, if the stated dividends and amounts payable on liquidation are not paid in full, the shares of all series of Preferred stock shall share ratably in the payment of dividends, including accumulations, in accordance with the sums which will be payable on all shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full. The shares of the Preferred stock of any and all authorized but unissued series may be issued and sold for such consideration as may from time be fixed by the Board; providing the consideration to be paid therefor shall be equal to or in excess of the par value of said shares.

     The holders of the shares of each series of Preferred stock, when issued, will be entitled to receive cash dividends, when and as declared, at the annual rate and on a cumulative or noncumulative basis as determined for the particular series by the Board, before any distributions by way of dividends or otherwise shall be declared or set apart or paid upon the Common stock.

     The holders of any series of the Preferred stock shall not be entitled to vote except to the extent and upon the conditions determined by the Board with respect to such series prior to the issuance thereof, and except as further stated below.

     Notwithstanding the foregoing, the holders of shares of the Preferred stock or a series thereof will be entitled to vote and vote as a class upon the authorization of certain kinds of proposed amendments to the Certificate of Incorporation as described below, and such amendments must be authorized by vote of the holders of a majority of all outstanding shares of the Preferred stock, or a series thereof.

     The amendments to which the foregoing voting rights of Preferred shareholders would apply are those which: (1) would exclude or limit the right of such holders to vote on any matter, except as such rights may be limited by voting rights given to new shares then being authorized of any existing or new class or series; (2) would make certain changes by way of reclassification of shares or with respect to the relative rights, preferences and limitations thereof or with respect to convertibility thereof, if such changes would adversely affect such holders; or (3) would subordinate the rights of such holders, by authorizing shares having preferences which would be in any respect superior to their rights. If the proposed amendment would adversely affect or subordinate the rights of the holders of shares of only one or more series of the Preferred stock but not the entire class thereof, then only the holders of each series whose rights would be adversely. affected or subordinated would be considered a separate class for the purposes of the foregoing voting provisions.


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     In addition, the holders of shares of Preferred stock or any series thereof will be entitled to vote and vote as a class with respect to the authorization of a plan of merger or consolidation, if such plan contains any provision which, if contained in an amendment to the Certificate of Incorporation, would entitle the holders of shares of such class or series to vote and to vote as a class thereon; and in such case the merger or consolidation must be authorized by vote of two-thirds of all outstanding shares of each such class or series.

     If dividends to be payable on the shares of a series shall be cumulative, provision may be made that if a number of dividends shall be in arrears, then the holders of the shares of said series, together with the holders of an subsequent series, to whom voting power in such category shall have been given, voting together as a separate class, would have the right to elect a number of directors.

     The Board will determine, prior to the issuance of any new series of the Preferred stock: (1) the amounts which the holders of such series shall be entitled to be paid upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any distribution shall be made upon the Common stock; (2) the conversion privileges (if any) thereof; (3) the redemption provisions (if any) applicable thereto; and (4) retirement provisions (if any).
The Preferred stock shall not have any preemptive or subscription rights and said shares shall, when issued and paid for, be fully paid and non-assessable shares.

     Unless otherwise determined by the Board of Directors, no holder of stock of the corporation of any class shall, as such holder, have any right to purchase or subscribe for (a) any stock of any class now or hereafter authorized, or any warrants, options, or other instruments that shall confer upon the holders thereof the right to subscribe for or purchase or receive from the corporation any stock of any class which the corporation may issue or sell, whether or not the same shall be exchangeable for any stock of the corporation of any class or (b) any obligation which the corporation may issue or sell that shall be convertible into or exchangeable for any shares of the capital stock of the corporation of any class or to which shall be attached or appurtenant any options, or other instruments that shall confer upon the holders of such obligations, warrants, options or other instruments the right to subscribe for or purchase or receive from the corporation any shares of its capital stock of any class or classes now or hereafter authorized.

     6.     The  corporation  is  to  have  perpetual  existence.

     7. The corporation shall have the authority and right to indemnify and hold harmless its officers, directors, employees, and agents from and against any claim, liability, loss, or expense (including attorneys' fees) with respect to which such indemnification is permitted under the applicable provisions of the General Corporation Law of Delaware, the Bylaws of the corporation, or any duly adopted resolution of the Board of Directors or shareholders; provided, however, that absent


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any  limitation  or  modification set forth in a Bylaws provision or resolution, this Section shall require the corporation to indemnify and hold harmless its officers, directors, employees and agents to the fullest extent permitted under the applicable provisions of the General Corporation Law of Delaware. Such right of indemnification shall not be deemed exclusive of any other rights to which such director, officer or employee may be entitled apart from this provision.

     8. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, or repeal the Bylaws of the corporation, in the manner set forth in such Bylaws.

     9. (a) The number of directors constituting the Board of Directors of the Company shall be as from time to time determined by a majority of the entire Board of 'Directors, provided that in no event shall the number be less than three (3), nor more than twelve (12). As used in this Article, "Entire Board of Directors" means the total number of directors which the Company would have if there were no vacancies.

     (b) Directors shall be elected in three classes. The number of directors in each class shall be fixed from time to time by the Board of Directors of the Company; provided, however that the number of directors in any class shall not exceed the number of directors in any other class by more than one. The initial term of office of the first class of directors shall expire at the first annual meeting of stockholders after their election, the initial term of office of the second class of directors shall expire at the second annual meeting of stockholders after their election and the initial term of office of the third class of directors shall expire at the third annual meeting of stockholders after their election. At each annual meeting of stockholders after 1983, the directors elected to succeed those whose terms have expired shall be identified as being of the same class as the directors they succeed and shall be elected to hold office until the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, however, each director shall hold office until his successor shall have been duly elected and qualified, unless he shall resign, become disqualified, disabled or shall otherwise be removed.

     (c) If the number of directors is changed, any increase or decrease in directors shall be apportioned among the classes so as to maintain all classes ' as equal in number as possible, and any additional director elected to any class shall hold office for a term which shall coincide with the term of the other directors in such class. No decrease in the number of directors shall shorten the term of any incumbent director.

     (d) Any vacancy occurring in the Board of Directors caused by the death, resignation, or removal of a director, and any newly created directorship resulting from an increase, in the number of directors, may be filled by a majority of the directors they in office, although less than a quorum. Each director chosen to fill a vacancy or newly created directorship shall hold office until the next election of the


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class  for  which  such  director shall have been chosen and until his successor shall  be  duly  elected  and  qualified.

     (e) Notwithstanding the foregoing paragraphs of this Article, whenever the holders of any Preferred stock issued by the Company shall have the right, voting as a class or otherwise, to elect directors, the then authorized number of directors of the Company shall be increased by the number of the additional directors so to be elected, and the holders of such Preferred stock shall be entitled, as a class or otherwise, to elect such additional directors. Any directors so elected shall hold office until the next annual meeting of stockholders or until their rights to hold such office shall terminate pursuant to the provisions of such Preferred stock, whichever is earlier.

     (f) Any director or the entire Board of Directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors (not withstanding the classification of the Board into members having staggered terms), except that any director elected by the holders of Preferred Stock may only be removed by the holders of a majority of the shares of that class entitled to vote at an election of such director. Such vote may be held at any meeting of the shareholders, notice of which shall have referred to the proposed action.

                                 KLEER-VU INDUSTRIES, INC.


                                 By:   /s/ Daniel Dror
                                     -------------------------------------
                                     Daniel Dror, Chairman of the Board
                                        and Chief Executive Officer

ATTEST:

     /s/ Gerald H. Martin
---------------------------------
Gerald H. Martin, Secretary

STATE OF TEXAS            )
                          )
COUNTY OF  _________      )  SS

     Before me, a Notary Public of the state and county aforesaid, personally appeared Daniel Dror, with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who, upon oath, acknowledged himself to be the Chairman of the Board and Chief Executive Officer of Kleer-Vu Industries, Inc., a Delaware corporation, the within-name bargainor., and that he as such Chairman of the Board and Chief Executive Officer executed the foregoing instrument for the purposes therein contained by signing the name of the corporation by himself as Chairman of the Board and Chief Executive Officer.


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     WITNESS my hand and Official Seal at office this 30 day of September, 1985.


                                        -----------------------------------
                                        Notary Public
                                        Rhonda L. Walker

My Commission expires:
August 12, 1989


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